PROMISSORY NOTE

 October 28, 2014

FOR VALUE RECEIVED, Oaxaca Resources Corp., a Nevada Corporation, promises to pay Jose Othoniel Gonzalez Montes, on or before December 31, 2018, the amount of Five Thousand Dollars ($5,000.00) in the currency of the United States, plus simple interest on the principal amount of this Promissory Note accrued at a rate of 6% per annum.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

OAXACA RESOURCES CORP.

Per /s/ Jose Othoniel Gonzalez Montes

     Jose Othoniel Gonzalez Montes, Pres., CEO, CFO